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                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                 FORM 8-K

                              CURRENT REPORT


                    Pursuant to Section 13 or 15 (d) of
                    the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)
June 12, 1996

                            PRIME BANCORP, INC.
            (Exact name of registrant as specified in charter)

                                  Delaware
              (State of other jurisdiction of incorporation)


          0-17286                                    23-2528428
   (Commission File Number)                     (I.R.S. Employer
                                                Identification No.)


      6425 Rising Sun Avenue, Philadelphia, Pennsylvania      19111
      (Address of principal executive offices)            (Zip Code)

























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Item 2.  Acquisition or Disposition of Assets

On June 12, 1996, Prime Bancorp, Inc. ("Prime") has entered into an Agreement and Plan of Reorganization ("Agreement") with First Sterling Bancorp, Inc. ("FSB"). Under the terms of the Agreement, Prime will exchange one (1) share of Prime common stock for each FSB share outstanding. This will result in the issuance of approximately 1.56 million shares of Prime common stock to the shareholders of FSB, and an indicated transaction value of approximately $29 million based on Prime's current stock price. The transaction is based on a fixed exchange ratio, and is expected to be accounted for a as pooling of interests. The transaction is also expected to be tax-free to the companies and their shareholders for federal income tax purposes.

Prime is the savings and loan holding company for Prime Bank ("the Bank"), a Pennsylvania chartered stock savings bank. The Bank with approximately $625 million in assets, has 18 branches located in Philadelphia, Bucks and Montgomery counties. Headquartered in Devon, Pennsylvania, FSB is the holding company of First Sterling Bank ("First Sterling"), a Pennsylvania state chartered commercial bank with approximately $229 million in assets. First Sterling currently operates 4 branches located in Montgomery and Chester counties and recently received approval for a fifth location in Media, Delaware county.

The transaction is subject to customary regulatory approvals and is anticipated to close on or about December 31, 1996.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         a) Financial Statements of Business Acquired.

          It is currently impracticable to provide the financial statements and pro forma financial information required by Item 7 at this time. Accordingly no such information is being filed at this time. Rather such financial statements and information will be filed by amendment hereto as soon as practicable, but not later than 60 days after the date on which this Current Report on Form 8-K must be filed.
















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                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





     Date:   June 27, 1996                   /s/ James J. Lynch
                                                 James J. Lynch
                                                 President and Chief
                                                   Executive Officer



     Date:   June 27, 1996                   /s/ Michael J. Sexton

                                                 Michael J. Sexton
                                                 Treasurer and Chief
                                                   Financial Officer































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                               EXHIBIT INDEX

EXHIBIT                                           METHOD OF FILING

 28.5   Agreement and Plan of Reorganization
        between Prime Bancorp, Inc. and
        First Sterling Bancorp, Inc. dated
        June 12, 1996....................... Filed herewith electronically













































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